UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2008

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	001-09225	41-0268370
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2008, at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of H.B. Fuller Company (the “Company”), shareholders of the Company adopted the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan (the “Amended and Restated Plan”). The Company’s Board of Directors approved and adopted the Amended and Restated Plan in December 2007, subject to shareholder approval.

Similar to the Company’s original Annual and Long-Term Incentive Plan, the Amended and Restated Plan is intended to comply with the requirements of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in order to qualify the payments under the Amended and Restated Plan as deductible for federal income tax purposes for the next five fiscal years (at which time, shareholder approval will again be required).

The Amended and Restated Plan permits the grant of annual cash incentive awards and long-term cash incentive awards. The Amended and Restated Plan may also be used to qualify certain stock-based awards granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan as “performance-based compensation” under Section 162(m) of the Code. The Amended and Restated Plan was amended to make certain administrative changes and to clarify and set forth the maximum aggregate amount payable for certain types of awards under the Plan. In addition, amendments were made to add several performance measures and to address deferral requirements related to Section 409A of the Code.

This summary of the Amended and Restated Plan is qualified in its entirety by reference to the full text of the Amended and Restated Plan, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein. A more detailed summary of the Amended and Restated Plan can be found in the Company’s Proxy Statement for the Annual Meeting filed with the Securities and Exchange Commission on February 27, 2008.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 9, 2008

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan